                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                       ------------------------------------

                                     FORM 15

                       ------------------------------------




Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.



                         COMMISSION FILE NUMBER 0-21905

                          COULTER PHARMACEUTICAL, INC.
         -------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                              600 GATEWAY BOULEVARD
                   SOUTH SAN FRANCISCO, CALIFORNIA 94080-7014
                                 (650) 553-2000
              --------------------------------------------------
                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
              --------------------------------------------------
            Title of each class of securities covered by this Form)

                                       N/A
                ------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [ X ]                 Rule 12h-3(b)(1)(ii)    [   ]
Rule 12g-4(a)(1)(ii)      [   ]                 Rule 12h-3(b)(2)(i)     [   ]
Rule 12g-4(a)(2)(i)       [   ]                 Rule 12h-3(b)(2)(ii)    [   ]
Rule 12g-4(a)(2)(ii)      [   ]                 Rule 15d-6              [   ]
Rule 12h-3(b)(1)(i)       [   ]


Approximate number of holders of record as of the certification or notice date:
ONE

Pursuant to the requirements of the Securities Exchange Act of 1934, COULTER PHARMACUETICAL, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  December 22, 2000                       COULTER PHARMACEUTICAL, INC.
       --------------------------------

                                               By:    /s/ Steven Gillis
                                                      -----------------
                                               Name:  Steven Gillis, Ph.D.
                                               Title: President